                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JUNE 15, 1998
                                  BY AND AMONG
                           METALLURG HOLDINGS, INC.,
                          METALLURG ACQUISITION CORP.
                                      AND
                                METALLURG, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

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1.1      The Merger..................................................    1
1.2      Closing.....................................................    1
1.3      Effective Time..............................................    1
1.4      Effects of the Merger.......................................    1
1.5      Certificate of Incorporation................................    2
1.6      By-laws.....................................................    2
1.7      Directors and Officers......................................    2

                                ARTICLE II
                           CONVERSION OF SHARES
2.1      Acquisition Shares..........................................    2
2.2      Conversion of Company Shares................................    2
2.3      Dissenting Shares...........................................    3
2.4      Surrender of Shares; Stock Transfer Books...................    3

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1      Organization, Standing and Corporate Power..................    4
3.2      Capital Structure...........................................    4
3.3      Subsidiaries................................................    5
3.4      Authority, Due Execution and Noncontravention...............    5
3.5      SEC Documents and Financial Statements......................    6
3.6      Absence of Certain Changes or Events........................    7
3.7      Real and Personal Property..................................    7
3.8      Employee Matters; ERISA.....................................    8
3.9      Taxes.......................................................    9
3.10     Compliance with Applicable Laws.............................   11
3.11     Environmental Protection....................................   12
3.12     Litigation..................................................   15
3.13     Labor Relations.............................................   15
3.14     Intellectual Property.......................................   16
3.15     No Default..................................................   16
3.16     Insurance...................................................   17
3.17     Brokers.....................................................   17
3.18     Change in Business Relationships............................   17
3.19     Material Contracts..........................................   17
3.20     No Omissions................................................   18
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                                ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF BUYER
4.1      Organization, Standing and Corporate Power..................   18
4.2      Authority, Due Execution and Noncontravention...............   18
4.3      Consents and Approvals; Licenses............................   18
4.4      No Conflicts................................................   18
4.5      No Brokers..................................................   19
4.6      Receipt of Information......................................   19
4.7      Business and Activity.......................................   19
4.8      Liabilities and Obligations.................................   19

                                 ARTICLE V
                           ADDITIONAL AGREEMENTS
5.1      Consent Solicitation........................................   20
5.2      Preparation of Information Statement........................   20
5.3      Meeting of the Company's Shareholders; Consents of
         Shareholders................................................   20
5.4      Offering Memorandum.........................................   21
5.5      Access to Information; Confidentiality......................   21
5.6      Public Announcements........................................   21
5.7      Acquisition Proposals.......................................   21
5.8      Fiduciary Duties............................................   22
5.9      Filings; Other Action.......................................   22
5.10     Cooperation, Notification...................................   22
5.11     Best Efforts................................................   22
5.12     Recapitalization Accounting.................................   23
5.13     Indemnification.............................................   23

                                ARTICLE VI
         COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER
6.1      Conduct of Business of Company Prior to Merger..............   23
6.2      Environmental Matters.......................................   25
6.3      Other Actions...............................................   25

                                ARTICLE VII
                            COVENANTS OF BUYER
7.1      Indemnification for Prior Acts..............................   26
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                               ARTICLE VIII
            CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
8.1      Accuracy of Representations and Warranties..................   26
8.2      Performance.................................................   26
8.3      Material Adverse Change.....................................   26
8.4      Opinion of Counsel..........................................   27
8.5      Opinion of Accountants......................................   27
8.6      Additional Documents........................................   27
8.7      Consents....................................................   27
8.8      No Government Prohibition...................................   27
8.9      Company Notes...............................................   27
8.10     ISRA Compliance.............................................   27

                                ARTICLE IX
         CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE
9.1      Accuracy of Representations and Warranties..................   27
9.2      Performance.................................................   27
9.3      Fairness Opinion............................................   28
9.4      Opinion of Counsel..........................................   28
9.5      No Government Prohibition...................................   28
9.6      Shareholder Approval........................................   28
9.7      Consents....................................................   28

                                 ARTICLE X
                                TERMINATION
10.1     Termination Events..........................................   28
10.2     Effect of Termination.......................................   29

                                ARTICLE XI
                          SURVIVAL OF PROVISIONS
11.1     Survival....................................................   29

                                ARTICLE XII
                            GENERAL PROVISIONS
12.1     Expenses....................................................   29
12.2     Notices.....................................................   29
12.3     Waiver......................................................   30
12.4     Entire Agreement............................................   30
12.5     Assignments, Successors and No Third-Party Rights...........   30
12.6     Severability................................................   30
12.7     Governing Law...............................................   30
12.8     Headings....................................................   31
12.9     Definitions.................................................   31
12.10    Counterparts................................................   31
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EXHIBIT 1.7  LIST OF INITIAL DIRECTORS

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 15th day of June, 1998, by and among Metallurg Holdings, Inc., a Delaware corporation ("Buyer"), Metallurg Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Acquisition"), and Metallurg, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

     WHEREAS, Buyer and the Company have determined to engage in a strategic business combination;

     WHEREAS, in furtherance thereof, the respective boards of directors of each of Buyer, Acquisition and the Company have approved this Agreement, which contemplates the merger of Acquisition with and into the Company (the "Merger"), whereby the Company will become a wholly owned subsidiary of Buyer, and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Buyer, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX, the closing of the Merger (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LLG&M"), 125 West 55th Street, New York, New York, at 10:00 a.m. local time on the second business day following the date on which the last of the conditions set forth in Articles VIII and IX shall have been fulfilled or waived in accordance with this Agreement but in no event later than July 31, 1998, unless Buyer and the Company agree to another place, date or time (the "Closing Date").

     1.3 Effective Time. The parties hereto shall file with the Secretary of State of the State of Delaware on the Closing Date a certificate of merger or other appropriate documents, mutually satisfactory in form and substance to Buyer and the Company and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") or at such later time as is specified in the certificate of merger (the "Effective Time").

     1.4  Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of Buyer shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

     1.5 Certificate of Incorporation. At the Effective Time and without any further action on the part of Buyer or the Company, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation") until thereafter amended as provided therein and under the DGCL.

     1.6 By-laws. At the Effective Time and without any further action on the part of Buyer or the Company, the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-laws") until thereafter amended or repealed as provided by law, the By-laws or the Certificate of Incorporation.

     1.7 Directors and Officers. The initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws, will be the persons set forth on Exhibit 1.7. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Acquisition Shares. Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     2.2 Conversion of Company Shares. (a) Outstanding Company Shares. Subject to the provisions of this Section 2.2, each share of common stock, par value $0.01 per share of the Company (the "Company Shares"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, extinguished and converted automatically into the right to receive $30.00 in cash (the "Merger Consideration") payable to the holder thereof, without interest, less any required withholding taxes, upon surrender in the manner provided in Section 2.4 of the certificate that prior to the Merger represented such Company Share. Each Company Share held in treasury shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

     (b) Company Stock Options. Immediately prior to the Effective Time, each outstanding employee stock option to purchase Company Shares granted under the Company's Management Stock Award and Stock Option Plan (the "Company SASOP") (each, a "Company Stock Option"), whether or not then vested or exercisable, shall be (or, if not previously vested and exercisable, shall become), consistent with the plans and agreements applicable to such Company Stock Option, vested and exercisable and such Company Stock Option immediately thereafter shall be canceled by the Company. Buyer shall pay to the Surviving Corporation, and each holder of a canceled Company Stock Option shall be entitled to receive from the Surviving Corporation at the Effective Time or as soon as practicable thereafter, in consideration for the cancellation of such Company Stock Option, an amount in cash equal to the product of (i) the number of Company Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Company Share previously subject to such Company Stock Option. Prior to the Effective Time the Company shall (y) use its best efforts to obtain any consents from holders of Company Stock Options and (z) make any amendments to the terms of such Company Stock Options and the Company SASOP that are necessary to give effect to the transactions contemplated by this Section 2.2. Notwithstanding any other provision of this Section 2.2, delivery of any Merger Consideration may be withheld in respect of any employee stock option until such necessary consents are obtained; provided that, in the event that any such consent with respect to any such option is not obtained, the consideration payable pursuant to this
Section 2.2(b) shall nevertheless be paid by Buyer to the Surviving Corporation, and retained by the Surviving Corporation, in respect of such option and, when applicable, the Surviving Corporation shall pay any such consideration to the holder of such option. Prior to the Effective Time, the Company shall be

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

permitted to amend the Company SASOP or any Company Stock Option to extend the date of exercise or accelerate the vesting of any currently outstanding Company Stock Option through the earlier of the Effective Time and the date of termination of this Agreement.

     2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholders who shall not have voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Company Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder's right to appraisal and payment under the DGCL, such shareholder's Company Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.2(a) of this Agreement, without any interest thereon, less any required withholding taxes, upon surrender in the manner provided in Section 2.4 of the certificate that prior to the Merger represented such Company Shares.

     (b) The Company shall give Buyer (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     2.4 Surrender of Shares; Stock Transfer Books. (a) Paying Agent. Prior to the Effective Time, Buyer shall designate a bank or trust company to act as agent for the holders of Company Shares in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Company Shares shall become entitled pursuant to Section 2.2(a). At the Closing, Buyer shall deposit in trust with the Paying Agent, for the benefit of the holders of Company Shares, cash in immediately available funds in an amount equal to the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that such investments shall only be in obligations of or guaranteed by the United States of America (the "United States"). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Buyer, as Buyer directs.

     (b) Surrender of Shares. As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder of a certificate or certificates representing Company Shares immediately prior to the Effective Time (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate, and such Certificate shall then be canceled. If a Certificate has been lost, stolen or destroyed, the Surviving Corporation shall accept an affidavit and indemnity reasonably satisfactory to the Surviving Corporation in lieu of such Certificate. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (c) Exchange Fund. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) that had been made available to the Paying Agent and that had not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

     (d) No Further Ownership Rights in Company Shares. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable law. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Company Shares and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as herein provided. The Merger Consideration paid upon the surrender for exchange of Certificates representing Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on such Company Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer and Acquisition as follows:

     3.1 Organization, Standing and Corporate Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, has the requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Material Subsidiaries (as defined in Section 3.3.1) taken as a whole, and the "Knowledge of the Company" shall include the knowledge of any Material Subsidiary. The Company has delivered to Buyer complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement.

     3.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 15,000,000 Company Shares, of which 4,956,406 shares are issued and outstanding. The Company has no Company Shares reserved for issuance, except that, as of May 31, 1998, there were 187,000 Company Shares reserved for issuance pursuant to the Company SASOP. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company conferring the right to vote (or convertible into, or exchangeable for, securities conferring the right to vote) on any matters on which the shareholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.2 of the disclosure schedule dated as of the date hereof of the Company (the "Company Disclosure Schedule"), the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either

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

obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company or that restricts the transfer of Company Shares.

     3.3  Subsidiaries.

          3.3.1 Section 3.3.1 of the Company Disclosure Schedule sets forth the name of each Subsidiary (as defined below) of the Company and the jurisdiction of its organization and identifies each Subsidiary of the Company that is a "Material Subsidiary." Each Material Subsidiary is a corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or partnership power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Material Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. As used in this Agreement, "Subsidiary" shall mean any corporation or other entity (including joint ventures, partnerships and other business associations) in which the Company, Buyer or Acquisition, as the case may be, directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity. Without investigating, the Company does not know of any fact or reason why any representation, warranty or other statement contained in this Agreement with respect to a Material Subsidiary would be rendered false or misleading if such representation, warranty or other statement had been made also with respect to all Subsidiaries of the Company. The Subsidiaries designated as Material Subsidiaries in Section 3.3.1 of the Company Disclosure Schedule include (i) all Subsidiaries that have operations other than sales and (ii) all Subsidiaries that are not corporations or other entities with liability of the owners limited solely to loss of their investment.

          3.3.2 Section 3.3.2 of the Company Disclosure Schedule sets forth, as to each Material Subsidiary, its authorized capital structure and the number of its issued and outstanding shares of capital stock or other ownership units. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its Subsidiaries, except for directors' qualifying shares and shares held by third parties that in the aggregate represent no more than 2% of the outstanding shares of capital stock of any Subsidiary, and no capital stock or other ownership units of any such Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership units of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership units of any such Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or units. All of such shares and other ownership units are validly issued, fully paid and nonassessable and, except as set forth in Section 3.3.2 of the Company Disclosure Schedule, are owned by the Company, or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by United States (federal or state) or foreign (federal or state) securities laws).

     3.4 Authority, Due Execution and Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company other than the consent of its shareholders. This Agreement has been duly executed and delivered by the Company and, assuming this

Agreement has been duly executed and delivered by Buyer and Acquisition, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Merger and compliance with the provisions hereof will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws of the Company or the comparable documents of any of its Material Subsidiaries or conflict with the joint venture agreement or comparable document of any joint venture, partnership or other business association or entity to which the Company or a Material Subsidiary is a party;
(b) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Company Required Consents") of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries or any of their assets is bound or affected, which loss, obligation or failure to obtain a consent would have a Company Material Adverse Effect; or (c) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any foreign country or any political subdivision of any thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except where, in the case of clauses (b) and (c) above, such conflicts, breaches, defaults and similar matters would not, individually or in the aggregate, have a Company Material Adverse Effect or materially and adversely affect Buyer's ability to consummate the Merger. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority ("Governmental Entity") that has not been received or made, is required by or with respect to the Company or any of its Material Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the filing of the certificate of merger with the Delaware Secretary of State; and
(iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.4 of the Company Disclosure Schedule or as, in the aggregate could not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Company Required Statutory Approvals").

     3.5  SEC Documents and Financial Statements.

          3.5.1 The Company and each of its Material Subsidiaries that is or was required by law to do so, has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since March 16, 1998 (the date on which the Company was first required under federal securities laws to file with the
     SEC) (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.5.2 The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments and absence of footnotes, none of which is material).

          3.5.3 Except as disclosed in the Company SEC Documents filed and publicly available prior to June 10, 1998 (the "Filed Company SEC Documents") or in Section 3.5.3 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action that have been or, to the Knowledge of the Company, may be asserted against the Company or any of its Material Subsidiaries, except (a) as and to the extent reflected or reserved against on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended January 31, 1998 (the "Company Base Balance Sheet"), or included in the notes to the Company Base Balance Sheet; (b) for normal and recurring liabilities incurred since January 31, 1998, in the ordinary course of business consistent with past practice; and (c) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Company Material Adverse Effect.

     3.6 Absence of Certain Changes or Events. As of the date hereof, except as disclosed in the Filed Company SEC Documents or in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Base Balance Sheet, the Company and its Material Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and, except as otherwise expressly permitted by this Agreement, there has not been (a) any change that has had or that could reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock; (c) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock; (d) any entry by the Company or any of its Material Subsidiaries into any employment, severance, change-of-control, termination or similar agreement with any officer, director or key employee, or any increase in the compensation or severance or termination benefits payable to any director, officer or key employee of the Company or any of its Material Subsidiaries (except in the ordinary course of business consistent with past practice, or as was required under employment agreements in effect as of the date of the Company Base Balance Sheet); or (e) any change in the method of accounting or policy used by the Company or any of its Material Subsidiaries and disclosed in the financial statements included in the Filed Company SEC Documents.

     3.7  Real and Personal Property.

          3.7.1 The Company and its Material Subsidiaries own, or have a valid and marketable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as disclosed in the Filed Company SEC Documents or Section 3.7.1 of the Company Disclosure Schedule, neither the Company's nor any of its Material Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect and except for any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent. All such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Material Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

          3.7.2 Except as otherwise disclosed in Section 3.7.2 of the Company Disclosure Schedule, all personal property that is owned by the Company or any of its Material Subsidiaries or used by any of them in the conduct of their respective businesses is owned free and clear of any Encumbrances, except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Material Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

     3.8  Employee Matters; ERISA.

          3.8.1 Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, equity-based, severance or other plan or written agreement relating to employment, compensation or fringe benefits for employees, currently maintained or contributed to by the Company at any time during the five-calendar year period immediately preceding the date hereof and with respect to which the Company has any liability (collectively, the "Plans") is listed on Section 3.8.1 of the Company Disclosure Schedule, is, except as disclosed in Section 3.8.1 of the Company Disclosure Schedule, in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms.

          3.8.2 Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") and, to the Knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (as defined in Section 4043(c) of ERISA) for which the applicable notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan that is subject to Title IV of ERISA. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Except as disclosed in Section 3.8.2 of the Company Disclosure Schedule, full payment has been made of all amounts that the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and, except as disclosed in Section 3.8.2 of the Company Disclosure Schedule, no Plan that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          3.8.3 Neither the Company nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that would result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code) that provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA). Each Plan subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith.

          3.8.4 Except as set forth on Section 3.8.4 of the Company Disclosure Schedule, no individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. Except as disclosed in
     Section 3.8.4 of the Company Disclosure Schedule, no material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Except as disclosed in Section 3.8.4 of the Company Disclosure Schedule, with respect to each Plan that is subject to Title IV of ERISA, as of the most recent actuarial valuation report prepared for each such

     Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto.

          3.8.5 Except as set forth on Section 3.8.4 of the Company Disclosure Schedule, no Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. Except as disclosed in Section 3.8.5 of the Company Disclosure Schedule, no material liability other than a liability that would not be reasonably likely to have a Company Material Adverse Effect has been incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or PBGC insurance premiums) or Section 412(f) or (n) of the Code by any entity required to be aggregated with the Company, pursuant to Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

          3.8.6 With respect to each Plan, the Company has made available to Buyer true and complete copies of the following documents, as applicable, to each respective Plan: (a) all Plan documents, with all amendments thereto; (b) the current summary plan description with any applicable summaries of material modifications thereto; (c) all current trust agreements and/or other documents establishing Plan funding arrangements;
     (d) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (e) the most recently prepared IRS Forms 5500; (f) the most recently prepared actuarial valuation reports, if applicable; and (g) the most recently prepared financial statements.

          3.8.7 With respect to each material employee benefit plan, policy, arrangement or agreement maintained for employees of the Company or any Subsidiary located outside of the United States, each such plan, policy, arrangement and agreement has been (a) listed on Section 3.8.7 of the Company Disclosure Schedule and identified thereon as a "Foreign Plan," (b) operated in compliance in all material respects with the terms thereof and
     (c) maintained in compliance in all material respects with the requirements of all applicable laws.

     3.9 Taxes. "Taxes," as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, shall mean a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries, on the other hand. "Tax Rulings," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes. There are no Tax matters that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

          3.9.1 Filing of Timely Tax Returns. The Company and each of its Material Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law and all such Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. To the best Knowledge of the Company, each of its non-Material Subsidiaries has filed all Tax Returns required to be filed by each of them under applicable law and all such Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis, except where the failure to so file or be in material compliance would not have a Company Material Adverse Effect.

          3.9.2 Payment of Taxes. The Company and each of its Material Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for Taxes for which reserves have been taken on the Company Balance Sheet. To the best Knowledge of the Company, each of its non-Material Subsidiaries has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for Taxes for which reserves have been taken on the Company Balance Sheet, except where the failure to make such payment would not have a Company Material Adverse Effect.

          3.9.3 Tax Reserves. The Company and its Material Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP. To the best Knowledge of the Company, each of its non-Material Subsidiaries has established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP, except where the failure to establish and maintain such reserves would not have a Company Material Adverse Effect.

          3.9.4 Tax Liens. There are no Tax liens upon the assets of the Company or any of its Material Subsidiaries except liens for Taxes not yet due. To the best Knowledge of the Company, there are no Tax liens upon the assets of any of the Company's non-Material Subsidiaries except liens for Taxes not yet due, except where such Tax Liens would not have a Company Material Adverse Effect.

          3.9.5 Withholding Taxes. Except as disclosed in Section 3.9.5 of the Company Disclosure Schedule, the Company and each of its Material Subsidiaries have complied (and until the Closing Date will comply) in all material respects with applicable law relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under the laws of any other jurisdictions, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required. To the best Knowledge of the Company, each of its non-Material Subsidiaries has complied (and until the Closing Date will comply) in all material respects with the provisions of applicable law relating to the payment and withholding of Taxes, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required, except where the failure to so comply or to make such withholdings would not have a Company Material Adverse Effect.

          3.9.6 Extensions of Time for Filing Tax Returns. Neither the Company nor any of its Material Subsidiaries has requested any extension of time within which to file any Tax Return relating to periods prior to December 31, 1996 that has not since been filed. The Company and its Material Subsidiaries have requested extensions of time to file their Tax Returns for the year ended December 31, 1997 and such extensions have not yet expired.

          3.9.7  Waivers of Statute of Limitations.  Except as disclosed in
     Section 3.9.7 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          3.9.8 Audit, Administrative and Court Proceedings. Except as disclosed in Section 3.9.8 of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Material Subsidiaries.

          3.9.9 Powers of Attorney. Except as disclosed in Section 3.9.9 of the Company Disclosure Schedule, no power of attorney currently in force has been granted by the Company or any of its Material Subsidiaries concerning any Tax matter.

          3.9.10 Tax Rulings. Neither the Company nor any of its Material Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date.

          3.9.11 Availability of Tax Returns. The Company and its Subsidiaries have made available to Buyer complete and accurate copies, covering all open years, of (a) all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries; (b) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries; and (c) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

          3.9.12 Tax-Sharing Agreements. There are no agreements relating to the allocation or sharing of Taxes between or among the Company and any of its Material Subsidiaries.

          3.9.13 Code Section 341(f). Neither the Company nor any of its Material Subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341 (f)(4)) owned by the Company or any of its Material Subsidiaries.

          3.9.14 Code Section 168. No property of the Company or any of its Material Subsidiaries is property that the Company or any such Material Subsidiary or any party to this transaction is or will be required to be treated as being owned by another person pursuant to the provisions of Code
     Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code
     Section 168.

          3.9.15 Code Section 481 Adjustments. Neither the Company nor any of its Material Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its Material Subsidiaries, and, to the best Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

          3.9.16  Code Sections 6661 and 6662.  Except as disclosed in Section
     3.9.16 of the Company Disclosure Schedule, the Company and its Material Subsidiaries have or had substantial authority within the meaning of
     Section 6662 of the Code for all transactions that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code.

          3.9.17 Code Section 280G. Except as disclosed in Section 3.9.17 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries is a party to any agreement, contract, or arrangement that would result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

          3.9.18 Intercompany Transactions. Neither the Company nor any of its Material Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations Section l.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

          3.9.19 Liability for Others. Except as disclosed in Section 3.9.19 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries has any liability for Taxes of any person other than the Company and its Material Subsidiaries (a) under Treasury Regulations
     Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (b) by contract or (c) otherwise.

     3.10 Compliance with Applicable Laws. Except as disclosed in Section 3.10 of the Company Disclosure Schedule:

          3.10.1 The business of the Company and each of its Material Subsidiaries is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within three years of the date hereof were properly filed and were in compliance in all material respects with such laws.

          3.10.2 Each of the Company and its Material Subsidiaries has all material licenses, permits, authorizations, franchises and rights ("Licenses") that are necessary for it to own or lease, as the case may be, and operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of its Material Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

     3.11  Environmental Protection.

          3.11.1  (a) Except as disclosed in the Company SEC Documents or in
     Section 3.11.1 of the Company Disclosure Schedule, the Company and its Material Subsidiaries and their businesses, operations and facilities are and have been in compliance with all applicable Environmental Laws (as defined in Section 3.11.10), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect as defined in Section 3.11.10.

          (b) Except as disclosed in the Company SEC Documents or in Section
     3.11.1 of the Company Disclosure Schedule and except where the receipt of a notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company and its Material Subsidiaries, neither the Company, the Material Subsidiaries nor any of their businesses, operations or facilities has received any notice, whether actual or threatened, from any person or Governmental Entity that alleges that the Company or any of its Material Subsidiaries or any of their businesses, operations or facilities: (a) is or are out of compliance with applicable Environmental Laws; or (b) would pose a risk to the environment or the health and safety of any person.

          (c) Except as disclosed in the Company SEC Documents or in Section 3.11.l of the Company Disclosure Schedule, and except where receipt of a request for information would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Material Subsidiaries or their businesses, operations or facilities has received any written or oral request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
     sec. 9601, et seq.) or analogous laws.

          3.11.2 Except as disclosed in Section 3.11.2 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Material Subsidiaries and their businesses, operations and facilities have obtained all environmental, land use, health and safety permits, registrations, approvals, licenses and authorizations (collectively, "Environmental Permits") necessary for the operation or construction of their facilities, the conduct of their operations and the management and disposal of Hazardous Materials, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Material Subsidiaries and their businesses, operations and facilities are in material compliance with all terms and conditions of all such Environmental Permits. Prior to or at the Effective Time, the Company and its Material Subsidiaries shall, where required by applicable laws, transfer all existing Environmental Permits to the Surviving Corporation, or, where not permissible, shall use their best efforts to assist Buyer and the Surviving Corporation in obtaining new Environmental Permits for the Surviving Corporation.

          3.11.3 Except as disclosed in Section 3.11.3 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, and except where not reasonably expected to have a Material Adverse Effect, either individually or in the aggregate, no Environmental Claims (as defined in Section 3.11.10) are pending or, to the Knowledge (as defined in
     Section 3.11.10) of the Company and its Material Subsidiaries, threatened:
     (a) against the Company or any of its Subsidiaries or their businesses, operations or facilities; (b) against any person, entity, or predecessor-in-interest whose liability for any Environmental Claim the Company or any of its Material Subsidiaries and their businesses, operations or facilities has or may have retained or assumed either contractually or by operation of law; or (c) against any real or personal property, operations or facilities presently or formerly owned, leased or managed, in whole or in part, by the Company or any of its Material Subsidiaries.

          3.11.4 Except as disclosed in Section 3.11.4 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents and except where not reasonably expected to have a Material Adverse Effect, either individually or in the aggregate, there have been no Releases (as defined in Section 3.11.10), threatened Releases or disposal of Hazardous Materials (as defined in Section 3.11.10) that would be reasonably likely to: (a) form the basis of any Environmental Claim against the Company or any of its Material Subsidiaries and their businesses, operations or facilities, or against any person or entity whose liability for any Environmental Claim which the Company or any of its Material Subsidiaries and their businesses, operations or facilities has or may have retained or assumed either contractually or by operation of law; (b) cause damage to, or diminution in, the value of the real properties, operations or facilities which the Company or any of its Material Subsidiaries owns, leases, or manages, in whole or in part; or (c) result in any imminent restriction on the ownership, occupancy, use or transferability of the real properties, operations or facilities of the Company or any of its Material Subsidiaries.

          3.11.5 Except as disclosed in Section 3.11.5 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, with respect to the remediation of the Newfield, New Jersey facility ("Newfield") and the Cambridge, Ohio facility ("Cambridge"), the Company and its Material Subsidiaries reasonably believe, after due inquiry, that the Company and its Material Subsidiaries and their businesses, operations and facilities: (a) are diligently performing their obligations pursuant to the terms and conditions of the Settlement Agreements (as defined in Section 3.11.10) and are otherwise in material compliance with all of the applicable terms and conditions of the Settlement Agreements; and (b) have established Financial Assurance Measures (as defined in Section 3.11.10) to fund the investigation, remediation and monitoring of the Newfield and Cambridge facilities as required by the Settlement Agreements.

          3.11.6 The Company and its Material Subsidiaries have, to their Knowledge, provided or made available to Buyer all material information, facts and circumstances (including requests for production of reports, correspondence, records, data, monitoring results, auditing results, site assessments, or any other documents concerning compliance with Environmental Laws) concerning their businesses, operations and facilities that pertain to: (a) the costs of pollution-control equipment currently required or known to be required in the future; (b) investigatory, removal, remediation or response costs currently known to be required, or reasonably expected to be required, in the future, in each case, both on-site and off-site; (c) the environmental health and safety conditions existing on the sites on which the Company and any of its Material Subsidiaries and their businesses, operations or facilities are located (including but not limited to the manufacturing, use, generation, treatment, storage and/or handling of Hazardous Materials and the existence of any waste or slag piles, underground storage tanks or surface impoundments); (d) Environmental Claims against the Company its Material Subsidiaries or their businesses, operations or facilities; or (e) any other environmental matters affecting the Company or any of its Material Subsidiaries and their businesses, operations or facilities; and that, in the case of each of clauses (a), (b), (c), (d) and (e) of this subsection or in the aggregate, are reasonably likely to have a Material Adverse Effect.

          3.11.7 To the Knowledge of the Company and its Material Subsidiaries, they have provided or otherwise made available to Buyer all material information relating to the identity and location of all off-site solid, hazardous and/or radioactive waste treatment, storage and disposal facilities used by the Company and its Subsidiaries and their businesses, operations or facilities and any predecessors for which the Company or any of its Material Subsidiaries and their businesses, operations or facilities may retain liability except where such information would not, individually or in the aggregate, be expected to have a Material Adverse Effect. A complete and accurate list of all such off-site waste, treatment, storage and disposal facilities is attached hereto in Section 3.11.7 of the Company Disclosure Schedule.

          3.11.8 The Company and its Material Subsidiaries have provided or otherwise made available to Buyer the names and job descriptions of key environmental personnel from the Company and its Material Subsidiaries, and an executive officer of each of Elektrowerk Weisweiler GmbH, GfE Gesellschaft fur Elektrometallurgie mbH, London & Scandinavian Metallurgical Co., Limited and Shieldalloy Metallurgical Corporation who has knowledge of, or who has enquired of key environmental personnel with respect to, environmental matters has certified to the accuracy of the Company's representations and warranties with respect to environmental matters ("Certification Statement"). The executed Certification Statement of each shall be dated as of, and shall be delivered simultaneously with the delivery of, this Agreement.

          3.11.9 The Company and its Subsidiaries have established all Financial Assurance Mechanisms required under applicable Environmental Laws and the Settlement Agreements to the satisfaction of federal and state governmental authorities.

          3.11.10  As used in this Agreement:

             (a) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including without limitation any Governmental Entity) alleging potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from
        (a) the presence or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries and their businesses, operations or facilities or joint ventures; (b) circumstances Known by the Company or its Subsidiaries forming the basis of any violation, or alleged violation, of any Environmental Laws; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release or threatened Release of any Hazardous Materials.

             (b) "Environmental Laws" shall mean all applicable foreign, international and United States federal, state and local laws, rules, regulations, conventions, treaties, annexes, directives, standards, management systems and any binding judicial or administrative interpretation thereof or requirement thereunder relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, registration, transport, handling or the import or export of Hazardous Materials.

             (c) "Financial Assurance Measures" shall mean, collectively, those funds, trusts, accounts, letters of credit or other financial instruments established by the Company or its Subsidiaries for the purpose of securing: (1) the investigation and remediation of any Release of Hazardous Material for which the Company or its Subsidiaries may be held responsible; or (2) the satisfaction of any Environmental Claim against the Company or its Subsidiaries and their businesses, operations or facilities.

             (d) "Hazardous Materials" shall mean (a) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials or any mixture thereof, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances that are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "radioactive wastes," "regulated source material," "regulated material" or words of similar import, under any applicable Environmental Law; and
        (c) any other chemical, material,
        substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or its Subsidiaries and their businesses, operations or facilities operate(s) or in which the Company or its Subsidiaries have treated, stored or disposed of Hazardous Materials.

             (e) "Knowledge," for the purposes of this Section 3.11 only, shall mean the actual knowledge of any and all directors, officers and managerial employees of the Company.

             (f) "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

             (g) "Settlement Agreements" shall mean, collectively, administrative consent orders, judicial decrees, judgments, settlement agreements, plans of reorganization other negotiated or bargained-for agreements which, by their terms and conditions, ascribe to the Company or its Subsidiaries certain obligations with respect to any Environmental Claims or Hazardous Material.

             (h) "Material Adverse Effect" shall consist of any condition which individually or collectively would lead to expenses, costs or losses of five (5) million dollars or more in excess of any financial reserves which the Company and its Subsidiaries have established to address that condition.

     3.12 Litigation. Except as set forth in the Filed Company SEC Documents or Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Material Subsidiaries, and the Company has no knowledge of any facts likely to give rise to any such litigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or to materially and adversely affect the Company's ability to consummate the Merger or continue with existing business or operations post Merger. Neither the Company nor any of its Material Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     3.13 Labor Relations. Except as set forth in Section 3.13 of the Company Disclosure Schedule or in the Company SEC Documents:

          3.13.1 Neither the Company nor any of its Material Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization. There is no current union representation question involving employees of the Company or any of its Material Subsidiaries or, to the Knowledge of the Company or any of its Material Subsidiaries, any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          3.13.2 There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Material Subsidiaries pending or, to the Knowledge of the Company or any of its Material Subsidiaries, threatened, that will have a Company Material Adverse Effect.

          3.13.3 There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Material Subsidiaries pending or, to the Knowledge of the Company or any of its Material Subsidiaries, threatened, that could reasonably be expected to have a Company Material Adverse Effect.

          3.13.4 There is no strike, dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company or any of its Material Subsidiaries, threatened, against or involving the Company or any of its Material Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

          3.13.5 The Company and each of its Material Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          3.13.6 There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company or any of its Material Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Material Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Material Subsidiaries pursuant to their respective articles of organization or articles or certificates of incorporation or by-laws, as provided in any indemnification agreement to which the Company or any of its Material Subsidiaries is a party or pursuant to applicable law that could reasonably be expected to have a Company Material Adverse Effect.

     3.14 Intellectual Property. The Company and its Material Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their respective businesses (collectively, the "Company Intellectual Property"), except where the failure to possess or have adequate rights to use such properties would not have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, all of the Company Intellectual Property is owned by the Company or one of its Material Subsidiaries, free and clear of any and all Encumbrances, except for those Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Material Subsidiaries has forfeited or otherwise relinquished any Company Intellectual Property, which forfeiture would have a Company Material Adverse Effect. To the Knowledge of the Company, the use of the Company Intellectual Property by the Company or its Material Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither the Company nor any of its Material Subsidiaries has received written notice of any claim or otherwise knows that any of the Company Intellectual Property is invalid, conflicts with the asserted rights of any other person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.14.1 The Company has made plans such that by the end of the first quarter of 1999 each item of equipment and software program used by the Company (a "Company System") in the course of its business is expected to have been produced or amended in a manner that ensures that a change of, reference to or use of a date after 31 December 1999 in the operation of such Company System, whether alone or in conjunction with each other Company System, will not have a Company Material Adverse Effect.

          3.14.2 Without prejudice to the generality of Section 3.14.1, each Company System will, in responding to two-digit date input and providing date output, resolve any ambiguity as to century in a manner that is consistent, clearly defined, apparent to the user and ensures reference to the correct century.

     3.15 No Default. Neither the Company nor any of its Material Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its articles of organization or articles or certificate of incorporation or by-laws; (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is now a party or by which it or any of its properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby); or
(c) any order, writ, injunction, decree, statute, rule or regulation applicable to it, except in the case of clauses (b) and (c) above for defaults or violations that in the aggregate would not have a Company Material Adverse Effect. The Company and each of its Material Subsidiaries have fulfilled, and have taken all action reasonably necessary to date to enable them to fulfill when due, all of their material obligations under all contracts, commitments and arrangements, and to the Knowledge of the Company no breach or default by any other party under such contracts, commitments or arrangements has occurred or, is threatened that will or could singly or taken together have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company or the Material Subsidiary, as the case may be, that is a party to such contract, commitment or arrangement.

     3.16 Insurance. Each of the Company and each of its Material Subsidiaries is, and has been continuously since January 1, 1997, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies engaged in the respective businesses conducted by the Company and its Material Subsidiaries during such time period. Neither the Company nor any of its Material Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy material to it. Each insurance policy that is material to the Company or a Material Subsidiary is valid and enforceable.

     3.17 Brokers. All negotiations relative to this Agreement and the Merger have been carried out by the Company directly with Buyer, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Buyer, the Company or any of their respective Material Subsidiaries for a finder's fee, brokerage commission, advisory fee or similar payment.

     3.18  Change in Business Relationships.  Except as disclosed in Section
3.18 of the Company Disclosure Schedule, the Company has no knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of the Company or of any of its Material Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of its Material Subsidiaries in any way that would be reasonably likely to have a Company Material Adverse Effect.

     3.19 Material Contracts. Section 3.19 of the Company Disclosure Schedule lists, unless listed elsewhere in the Company Disclosure Schedule, each written contract, commitment or arrangement of which the Company has Knowledge that is of a material nature (or that assumes materiality because of its continuing nature) and under which the Company or any of its Material Subsidiaries is obligated on the date hereof, including the following:

          3.19.1 All consulting arrangements and contracts for professional, advisory and other services in excess of $200,000, including (a) contracts under which the Company or any of its Material Subsidiaries performs services for others other than accounting, legal and other arrangements and contracts made in the ordinary course of business and that are terminable upon not more than 60 days' notice, and (b) contracts for the investigation and/or remediation of the Release or threatened Release of Hazardous Materials or violations or threatened violations of Environmental Law;

          3.19.2 All leases of real or personal property, other than leases of personal property whereunder total future rentals are, in each instance, less than $200,000;

          3.19.3 All contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than transactions in the ordinary course of business and agreements whereunder total future payments are, in each instance, less than $200,000;

          3.19.4 All contracts relating to the employment, engagement, compensation or termination of directors, officers, employees or agents of the Company or any of its Subsidiaries under which payments in excess of $200,000 could be incurred under any circumstance during any one calendar year, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or any of its Material Subsidiaries;

          3.19.5 All loans, loan commitments, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of the Company or any of its Material Subsidiaries in each case in excess of $200,000;

          3.19.6  All union and other labor contracts; and

          3.19.7 All other material contracts (including administrative and/or judicial consent orders or settlement agreements entered into with Government Entity) made other than in the usual or ordinary course of business of the Company or any of its Material Subsidiaries to which the Company or any of its Material Subsidiaries is a party or under which the Company or any of its Material Subsidiaries is obligated.

     3.20 No Omissions. None of the information included in the Company Disclosure Schedule or in the Company SEC Documents (including, without limitation, the consolidated financial statements included therein) was, as of the date such information was included in such Company Disclosure Schedule or such Company SEC Documents, false or misleading in any material respect or omitted to state a fact therein necessary to make such information not misleading in any material respect.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Company as follows:

     4.1 Organization, Standing and Corporate Power. Each of Buyer and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or admitted and in good standing could not be expected, either individually or in the aggregate, to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer or Acquisition to perform its obligations hereunder. Buyer has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws, as amended, to the date of this Agreement.

     4.2 Authority, Due Execution and Noncontravention. Each of Buyer and Acquisition has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and Acquisition and the consummation by Buyer and Acquisition of the Merger have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition. This Agreement has been duly executed and delivered by Buyer and Acquisition and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of Buyer and Acquisition, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.3 Consents and Approvals; Licenses. Except for (a) approvals required under the HSR Act, (b) the filing of the certificate of merger with the Delaware Secretary of State, (c) Company Required Consents, and (d) Company Required Statutory Approvals, no consent, license, permit, approval or authorization of, or exemption by, order of, or filing, registration or declaration with, any Governmental Authority that has not been obtained is required in connection with the execution, delivery, or performance by Buyer or Acquisition of, or the validity or enforceability with respect to Buyer or Acquisition of, this Agreement.

     4.4  No Conflicts.

          4.4.1 None of the execution and delivery of this Agreement by Buyer or Acquisition, the performance by Buyer or Acquisition of their obligations hereunder or the consummation by Buyer or

     Acquisition of the Merger will (a) violate, or result in the breach or termination of, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Buyer Required Consents") of any person under, or constitute a default (by way of substitution, novation or otherwise) or an event that with notice or lapse of time or both could constitute a default under the terms of, any mortgage, lease, bond, indenture or other agreement, permit, concession, franchise, license or similar instrument or obligation to which Buyer, Acquisition or any of their respective Subsidiaries is a party or by which Buyer, Acquisition or any of their respective assets or properties is bound and that would have an adverse effect on the ability of Buyer to consummate the Merger; (b) result in the creation of any lien, charge or encumbrance on any such mortgage, bond, indenture, agreement, franchise or other instrument or obligation the creation of which would have an adverse effect on the ability of Buyer or Acquisition to consummate the Merger; (c) violate any judgment, order, injunction, decree or award of any court, arbitrator or Governmental Authority against or binding upon Buyer, Acquisition or any of their respective Subsidiaries or any of their respective assets or properties;
     (d) constitute a violation of any law, rule or regulation of any state or of the United States or any foreign country or any political subdivision thereof or therein as such law, rule or regulation relates to Buyer, Acquisition or any of their respective Subsidiaries except where such violation would not have an adverse effect on the ability of Buyer or Acquisition to consummate the Merger; or (e) result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Buyer, Acquisition or any of their respective Subsidiaries.

          4.4.2 None of Buyer, Acquisition or any of their respective Subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract or instrument or to any law, rule, regulation, ordinance, order, judgment, or decree, or any restriction of any kind or character, that would adversely affect the execution, delivery and performance of this Agreement by Buyer or Acquisition or the consummation by Buyer or Acquisition of the Merger.

          4.4.3 There is no civil, criminal or administrative action, suit, arbitration, claim, hearing, investigation or proceeding pending that has been commenced nor, to the knowledge of Buyer or Acquisition, threatened against Buyer or Acquisition or any of their respective Subsidiaries and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement by Buyer or Acquisition or the consummation by Buyer or Acquisition of the Merger.

     4.5 No Brokers. All negotiations relative to this Agreement and the Merger have been carried out by Buyer directly with Company, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against a Company for a finder's fee, brokerage commission, advisory fee or similar payment.

     4.6 Receipt of Information. Buyer and Acquisition have been furnished access to the business information and documents of the Company as Buyer and Acquisition have requested and have been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby.

     4.7 Business and Activity. Neither Buyer nor Acquisition has engaged in any business or activity of any type or kind whatsoever, entered into any agreements or arrangements with any person or entity, or is subject to or bound by any obligation or undertaking that is not contemplated by this Agreement or was not incurred in connection with its incorporation.

     4.8 Liabilities and Obligations. Acquisition has no liabilities or obligations as of the date hereof and will not have any liabilities or obligations as of the Closing Date, other than liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Consent Solicitation and Change of Control.

          5.1.1 Consent Solicitation. As promptly as practicable after the date of this Agreement, the Company shall prepare a consent solicitation (the "Consent Solicitation") requesting from the holders of the Company's 11% Senior Notes due 2007 (the "Notes") their consents (the "Consents") to a waiver under the Indenture pursuant to which the Notes were issued of the requirement for a Change of Control Offer (as defined in the Indenture) following the Merger ("Waiver") and to an amendment of the definition of "Permitted Holders" under the Indenture to reflect the Merger and such other amendments to the Indenture as may be required to permit the Merger (collectively, the "Amendment"). The Company shall request of each officer and director of the Company and their affiliates that such officer, director or affiliate consent to such Waiver and Amendment.

          5.1.2 Change of Control Offer. If the requisite number of Consents has not been received prior to the termination of the Consent Solicitation, the Company shall assist Buyer in preparing a Change of Control Offer (the "Offer"). In connection therewith the Company shall furnish all information concerning the Company as may be reasonably requested by Buyer.

          5.1.3 Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Consent Solicitation shall, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.2  Preparation of Information Statement.

          5.2.1 Information Statement. If required by applicable law, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare for mailing or delivery to the Company's shareholders as promptly as reasonably practicable an information statement or a request for written consents of the Company's Shareholders, containing the recommendation of the board of directors of the Company (the "Company Board") that the shareholders of the Company vote in favor of or consent to the approval of this Agreement and the Merger.

          5.2.2 Company Information. The Company agrees that none of the information supplied by the Company for delivery to its shareholders pursuant to Section 5.2.1, at the date first mailed or delivered to the Company's shareholders or at the time of the Shareholder Consents (as defined in Section 5.3), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and that such information will comply in all material respects with the requirements of state and federal law.

          5.2.3 Buyer Information. Buyer agrees that none of the written information with respect to Buyer that was furnished by Buyer to the Company specifically for use in the information statement described in
     Section 5.2.1 or in reports filed by the Company with the SEC with regard to the Merger and the other transactions contemplated by this Agreement, and that was used by the Company in such information statement or in such reports in reliance upon and in conformity with such written information, at the date first mailed or delivered to the Company's shareholders or at the time of the Shareholder Consents, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and that such information will comply in all material respects with the requirements of state and federal law.

     5.3 Meeting of the Company's Shareholders; Consents of Shareholders. The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws (a) to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this

Agreement and the Merger or (b) in lieu of a meeting, to obtain the written consents of its shareholders, in accordance with Section 228 of the DGCL, sufficient to approve this Agreement and the Merger (the "Shareholder Consents"). Subject to Section 5.8, the Company shall, through the Company Board, recommend to its shareholders approval of the Merger. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 10.1.2(d), its obligations pursuant to the first sentence of this Section 5.3 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.7) or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger. Subject to Sections 5.7 and 5.8, the Company shall use commercially reasonable efforts to obtain the favorable vote or consent of its shareholders with respect to this Agreement and the Merger as soon as reasonably practicable after the date hereof.

     5.4 Offering Memorandum. Buyer agrees that it will provide to the Company copies of any offering memorandum prepared in connection with the financing of the Merger. The Company agrees that none of the information supplied by the Company specifically for inclusion in such offering memorandum will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer agrees that none of the information with respect to Buyer included in such offering memorandum will contain an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause its Material Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Closing Date to all its properties, books, contracts, commitments, personnel and records but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Material Subsidiaries. Prior to the Closing Date, the Company shall furnish promptly to Buyer a copy of each Company SEC Document filed by it (including by any separate Material Subsidiary) during such period, and all material correspondence or written communication with any securities rating agency. During such period, the Company shall furnish to Buyer such other financial, operating, environmental, health and safety and other data as may be reasonably required by Buyer in order to perform its investigation (including but not limited to any environmental site assessments, environmental remediation assessments, and regulatory compliance audits) regarding the Company. The Company and Buyer shall hold any nonpublic information obtained from the other party in confidence in accordance with the provisions of the confidentiality agreement, dated as of April 8, 1998, as amended, by and between the Company and Safeguard International Fund, L.P. (the "Confidentiality Agreement").

     5.6 Public Announcements. Buyer and the Company shall consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the Merger, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law or court process.

     5.7 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.7 shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that, (i) the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that a failure to do so would result in a breach of its fiduciary duties to the shareholders of the Company under applicable law and (ii) the Company (y) provides reasonable notice to Buyer to the effect that it is taking such action and (z) receives from such person or entity an executed confidentiality agreement not less favorable to the

Company than the Confidentiality Agreement, except that such confidentiality agreement shall not prohibit such person or entity from making an unsolicited Acquisition Proposal to the Company Board. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Buyer orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date hereof with such person or entity, or the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. As used in this Agreement, "Acquisition Proposal" shall mean any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any of its Material Subsidiaries, or any purchase of all or a substantial portion of the assets or shares of the Company or any of its Material Subsidiaries, or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company or any of its Material Subsidiaries, other than the transactions contemplated hereby.

     5.8 Fiduciary Duties. The Company Board shall not (a) withdraw or modify its approval or recommendation of this Agreement or the Merger, (b) approve or recommend an Acquisition Proposal or (c) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Company Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that a failure to do so would result in a breach of its fiduciary duties to the shareholders of the Company under applicable law and it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal.

     5.9  Filings; Other Action.

          5.9.1 HSR Act. Buyer and the Company shall cooperate in filing and causing to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each party shall bear its own expenses with respect to any such filings.

          5.9.2 Other Regulatory Approvals. Buyer and the Company shall cooperate and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Buyer, any of its Subsidiaries, the Company or any of its Material Subsidiaries in connection with any action contemplated hereby.

          5.9.3 Other Approvals. The Company shall, and shall cause its Material Subsidiaries to, take all reasonable actions necessary to obtain all Company Required Consents. Buyer shall take all reasonable actions necessary to obtain all Buyer Required Consents.

     5.10 Cooperation, Notification. Officers of the Company shall (a) confer on a regular and frequent basis with officers of Buyer to discuss the general status of the operations of the Company and (b) promptly notify Buyer of any significant changes in its business, properties, financial condition or results of operations. The Company shall advise Buyer of any change or event that has had or is reasonably likely to result in a Company Material Adverse Effect; and promptly provide Buyer with copies of all filings made by it or any of its Material Subsidiaries with any Governmental Entity in connection with the Merger.

     5.11 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger.

     5.12 Recapitalization Accounting. The Company shall cooperate with any reasonable requests of Buyer or the SEC related to recording the Merger as a recapitalization for financial reporting purposes. In furtherance of the foregoing, the Company shall provide to Acquisition for the prior review of Buyer's advisors any description of the transactions contemplated by this Agreement that the Company intends to disseminate.

     5.13 Indemnification. Each of Buyer and Acquisition, on the one hand, and the Company, on the other hand, agrees to indemnify and hold harmless the other of them and their respective directors, officers, employees, shareholders and agents from and against any and all liabilities, losses, damages, deficiencies, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) relating to or arising from any failure by the Company, on the one hand, or Buyer and Acquisition, on the other hand, to comply with its obligations under Sections 5.2.2 and 5.2.3.

                                   ARTICLE VI

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     6.1 Conduct of Business of Company Prior to Merger. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, the Company agrees as to itself and its Material Subsidiaries, except as expressly contemplated or permitted by this Agreement, that if a particular activity is permissible as a result of its being disclosed and, where applicable, approved by Buyer under any one of the Article VI sections of the Company Disclosure Schedule, that activity will not be prohibited under any of the sections of this Article VI:

          6.1.1 Ordinary Course of Business. The Company shall, and shall cause its Material Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, keep available the services of their key officers and key employees, endeavor to preserve the goodwill and relationships with regulators, customers, suppliers and others having material business dealings with them.

          6.1.2 Dividends; Changes in Stock. The Company shall not, and it shall not permit any of its Material Subsidiaries, to: (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends payable by a Material Subsidiary to the Company or to a wholly owned Material Subsidiary; (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase, redeem or otherwise acquire, or permit any of its Material Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock or other voting securities of the Company or any of its Material Subsidiaries.

          6.1.3 Issuance of Securities. The Company shall not, and shall not permit any of its Material Subsidiaries to, issue, deliver, sell, pledge, dispose of or encumber, or authorize or propose to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock of any class or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any shares of capital stock or other voting securities or convertible securities of the Company or any of its Material Subsidiaries, other than: the issuance of Company Shares pursuant to Company Stock Options made prior to the date hereof pursuant to the Company SASOP in accordance with the present terms of the Company SASOP and issuances of stock by a Material Subsidiary to its direct or indirect parent.

          6.1.4 Capital Expenditures. The Company shall not, nor shall the Company permit any of its Material Subsidiaries to, make capital expenditures (including capital lease obligations) in excess of the amounts budgeted for capital expenditures as set forth in the Company capital budget previously delivered to Buyer, except for capital expenditures made in the ordinary course of the Company's business and except for non-ordinary course capital expenditures that have been budgeted for and described in a capital expenditure budget previously delivered to Buyer.

          6.1.5 No Acquisitions. Except as disclosed in Section 6.1.5 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Material Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          6.1.6 No Dispositions. Except as disclosed in Section 6.1.6 of the Company Disclosure Schedule and except for dispositions in the ordinary course of business, the Company shall not, and it shall not permit any of its Material Subsidiaries to, sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

          6.1.7 No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries; provided that nothing in this Section 6.1.7 preclude any such transaction that involves only wholly owned Material Subsidiaries of the Company.

          6.1.8 Limitation on Investment in Joint Ventures. Except as disclosed in Section 6.1.8 of the Company Disclosure Schedule, the Company will not make, and will not permit any of its Material Subsidiaries to make, any material investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to any joint venture or partnership, except to the extent contemplated by the joint venture or partnership agreements relating thereto as currently in effect.

          6.1.9 Certain Employee Matters. Except as may be required by applicable law or any agreement to which the Company or any of its Material Subsidiaries is a party on the date hereof or as set forth in Section 6.1.9 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Material Subsidiaries to:

             (a) except in the ordinary course of business consistent with past practice and except as required by existing arrangements, contracts or plans, increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director or executive officer of the Company or any of its Material Subsidiaries and maintained by, contributed to or entered into by, the Company or any of its Material Subsidiaries on or prior to the date hereof, including, without limitation, any Plan outstanding on the date hereof;

             (b) except in the ordinary course of business consistent with past practice, increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director or executive officer of the Company or any of its Material Subsidiaries, except for (i) normal increases in the ordinary course of business consistent with past practice, or (ii) increases required under existing arrangements, contracts or plans, or under applicable law; or

             (c) adopt, establish, enter into, implement or amend any plan, policy, employment agreement, severance agreement, or other contract, agreement or other arrangement providing for any form of benefits or other compensation to any former, present or future director or executive officer or employee of the Company or any of its Material Subsidiaries, other than in the ordinary course of business consistent with past practice.

          6.1.10 Indebtedness; Leases. Except as disclosed in Section 6.1.10 of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Material Subsidiaries to, (a) incur any indebtedness for borrowed money or guarantee, or enter into a "keepwell" or similar arrangement with respect to, any such indebtedness (including, without limitation, issuances or sales of any debt securities or warrants or rights to acquire any debt securities) other than indebtedness between the Company or any of its Material Subsidiaries and another of its Material Subsidiaries and other than borrowings in the ordinary course of business consistent in nature and amount with past practice; or (b) enter into any material operating lease or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Material Subsidiaries in connection with any indebtedness thereof.

          6.1.11 Governing Documents. Neither the Company nor any of its Material Subsidiaries shall amend or propose to amend its certificate of incorporation or by-laws (or similar governing documents).

          6.1.12 Accounting. The Company shall not, nor shall it permit any of its Material Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          6.1.13 Contracts. Except in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Material Subsidiaries to, modify, amend or terminate any material contract or agreement to which the Company or any of its Material Subsidiaries is a party or waive, release or assign any material rights or claims under any such contract or agreement, which modification, amendment or termination or waiver, release or assignment would have a material adverse effect on the Company or a Material Subsidiary.

          6.1.14 Insurance. The Company shall, and shall cause its Material Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          6.1.15 Permits. The Company shall, and shall cause its Material Subsidiaries to, maintain in effect all existing governmental permits (including Environmental Permits) that are material to their respective operations, except where the failure to maintain a governmental permit would not result in a material adverse effect on the Company or a Material Subsidiary.

          6.1.16 Discharge of Liabilities. The Company shall not, nor shall it permit any of its Material Subsidiaries to, prepay, discharge or satisfy any material indebtedness or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the prepayment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds), as required by their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents, or incurred in the ordinary course of business consistent with past practice or (b) payments consistent with past practice under revolving credit facilities.

     6.2 Environmental Matters. The Company and its Subsidiaries shall use best efforts to: (a) diligently discharge their environmental obligations under the Settlement Agreements (as defined in Section 3.11.12); (b) maintain all Environmental Permits in good standing; (c) comply with all applicable Environmental Laws; and (d) refrain from making any unreasonable or excessive expenditures which may result in untimely depletion of funds reserved pursuant to the Financial Assurance Measures.

     6.3 Other Actions. The Company shall not, and shall not permit any of its Material Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or
(b) any of the conditions of the Closing not being satisfied on or prior to the Closing Date.

                                  ARTICLE VII

                               COVENANTS OF BUYER

     7.1 Indemnification for Prior Acts. The Surviving Corporation shall honor in accordance with their respective terms and maintain in full force and effect without limitation as to time all indemnification, contribution or similar rights with respect to matters occurring on or prior to the Effective Time existing in favor of those individuals who were directors, officers or employees of the Company or any of its Subsidiaries at any time at or prior to the Effective Time (collectively, the "Covered Parties") as provided in the certificate of incorporation or by-laws of the Company or the Surviving Corporation or any of its Subsidiaries or in any of the indemnification agreements with the Company or any of its Subsidiaries or otherwise listed on
Section 7.1 of the Company Disclosure Schedule. The Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the Company's policies of directors and officers liability insurance in effect at the date of this Agreement, which policies are listed on Section 7.1 of the Company Disclosure Schedule (notwithstanding any provision of such policies that such policies terminate as a result of the Merger), and from and after the Effective Time shall continue to include as insureds thereunder on the terms thereof the current and former officers, directors and employees of the Company or any of its Subsidiaries who are covered by those policies at the date of this Agreement with respect to all matters occurring on or prior to the Effective Time. For a period of six years after the Effective Time, the Surviving Corporation will not amend, alter or modify Article Seventh of the Surviving Corporation's Certificate of Incorporation. The Surviving Corporation will also maintain in effect for at least three years after the Effective Time, directors and officers liability insurance comparable to that maintained by the Company as of the date hereof with respect to matters occurring after the Effective Time (notwithstanding any provision of such policies that such policies terminate as a result of the Merger). The Surviving Corporation will notify each Covered Person of each change in insurance coverage and each amendment to the Surviving Corporation's Certificate of Incorporation, whether or not permitted by this Section, which may affect that Covered Person.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     The obligations of Buyer and Acquisition to consummate the Merger and to take the other actions required to be taken by Buyer and Acquisition at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, except for requirements of law, may be waived by Buyer, in whole or in part):

     8.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of the Company set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by an executive officer of the Company to the effect set forth in this Section 8.1.

     8.2 Performance of Covenants and Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by an executive officer of the Company to the effect set forth in this Section 8.2.

     8.3 Material Adverse Change. There shall not have occurred any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, nor any destruction or significant damage to any material assets of the Company and its Subsidiaries, taken as a whole. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief financial officer of the Company to the effect set forth in this Section 8.3.

     8.4 Opinion of Counsel. Buyer shall have received an opinion of Rogers & Wells LLP, counsel to the Company, in the form attached hereto as Exhibit 8.4, dated the Closing Date.

     8.5 Opinion of Accountants. The Company has received from its accountants an opinion in form and substance reasonably satisfactory to Buyer that the Merger will receive recapitalization accounting treatment and such opinion has not been withdrawn or modified.

     8.6 Additional Documents. The Company shall have caused to be delivered to Buyer such other documents and instruments as Buyer may reasonably request, including opinions as to the good standing of the Material Subsidiaries domiciled in England and Germany and as to title in the Company of the outstanding capital stock such Material Subsidiaries.

     8.7 Consents. All Company Required Consents, all Company Required Statutory Approvals and all similar consents required by Buyer shall have been duly obtained or completed, and approval under the HSR Act for the formation of Buyer shall have been obtained.

     8.8 No Government Prohibition. There must not be in effect any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, common law, regulation, statute, or treaty or any injunction or other award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, rendered or threatened by any court or other Governmental Authority or arbitrator that (a) prohibits the consummation of the Merger or would have a material adverse effect on the business, or operations of the Company or any of its Material Subsidiaries, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     8.9 Company Notes. The Company shall have prepared the Consent Solicitation and requested the Consents described in Section 5.1.1, and no officer or director of the Company, or any of their affiliates, shall have failed to provide such Consents.

     8.10 ISRA Compliance. To the degree required under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA"), the Company and/or Subsidiaries shall, prior to Closing, use their best efforts to obtain or receive: (i) documented evidence from the New Jersey Department of Environmental Protection ("NJDEP") of compliance with the requirements of ISRA; (ii) a Remediation Agreement from the NJDEP authorizing consummation of the transaction contemplated hereby pending full compliance with the requirements of ISRA; or
(iii) a Letter of Non-Applicability, in each case in a form reasonably satisfactory to Buyer; provided, however, that Buyer shall have no obligation to close unless and until the Company and its Material Subsidiaries have fulfilled their obligations under this Section 8.10.

                                   ARTICLE IX

           CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

     The Company's obligations to consummate the Merger and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, except for requirements of law, may be waived by the Company, in whole or in part):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Buyer set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Each of Buyer and Acquisition shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Buyer and Acquisition, respectively, by an executive officer of Buyer and Acquisition, respectively, to the effect set forth in this Section 9.1.

     9.2 Performance of Covenants and Obligations of Buyer. Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the

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Closing Date. Each of Buyer and Acquisition, respectively shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Buyer by an executive officer of Buyer and Acquisition, respectively to the effect set forth in this Section 9.2.

     9.3 Fairness Opinion. The Company shall have received an opinion of Houlihan Lokey Howard & Zukin Financial Advisors to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

     9.4 Opinion of Counsel. The Company shall have received an opinion of LLG&M, in the form attached hereto as Exhibit 9.4, dated the Effective Time.

     9.5 No Government Prohibition. There must not be in effect any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, common law, regulation, statute, or treaty or any injunction or other award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, rendered or, to the knowledge of the parties, threatened by any court or other Governmental Authority or arbitrator that (a) prohibits the consummation of the Merger and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     9.6 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of, or by the written consent of, the holders of the requisite number of shares sufficient to approve this Agreement and the Merger.

     9.7 Consents. All Company Required Statutory Approvals and Company Required Consents shall have been duly obtained or completed.

                                   ARTICLE X

                                  TERMINATION

     10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

          10.1.1  by mutual written consent of Buyer and the Company;

          10.1.2 by either Buyer or the Company, upon 24 hours' written notice to the other:

             (a) if the Shareholder Consents have not been obtained;

             (b) if the Effective Time shall not have occurred on or before July 31, 1998;

             (c) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, including threatened in writing or commencing a proceeding to enjoin, restrain or otherwise prohibit the Merger or the operations of the Company and its Material Subsidiaries taken together after the Merger as a whole; or

             (d) if the Company Board shall have exercised its rights set forth in Section 5.8 of this Agreement;

          10.1.3 by the Company if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Buyer or Acquisition hereunder and such breach shall not have been remedied within 20 days after receipt by Buyer of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; or 10.1.4 by Buyer if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder and such breach shall not have been remedied within 20 days after receipt by the Company of notice in writing from Buyer, specifying the nature of such breach and requesting that it be remedied.

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

     10.2  Effect of Termination.

          10.2.1 In the event of termination of this Agreement by either the Company or Buyer as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, other than this Section 10.2,
     Section 12.1 and the last sentence of Section 5.5.

          10.2.2 In the event of termination of this Agreement by either Buyer or the Company pursuant to Section 10.1.2(d), the Company shall pay to Buyer, as liquidated damages and not as a penalty, an amount in cash equal to the reasonable out-of-pocket expenses and fees incurred by Buyer arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement up to a maximum amount of $750,000, within 60 days of such termination, provided that Buyer shall not be in material breach of its obligations under this Agreement.

          10.2.3 Notwithstanding anything to the contrary contained in this Agreement, in the event of termination of this Agreement for any reason, other than a termination by either the Company or Buyer pursuant to Section 10.1.2(d), the Company shall have no liability to Buyer or Acquisition for any losses, damages or liabilities suffered by Buyer or Acquisition arising from or relating in any way to such termination or otherwise under this Agreement.

          10.2.4 Notwithstanding anything to the contrary contained in this Agreement, in the event of termination of this Agreement for any reason, neither Buyer nor Acquisition shall have any liability to the Company for any losses, damages or liabilities suffered by the Company arising from or relating in any way to such termination or otherwise under this Agreement.

                                   ARTICLE XI

                             SURVIVAL OF PROVISIONS

     11.1 Survival. The representations and warranties respectively made by the Company and Buyer in this Agreement shall terminate at the Effective Time and be of no further force or effect. This Section 11.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, including but not limited to Sections 5.13 and 7.1 and
Article 10.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

     12.2 Notices. (a) Any notice or other communication given pursuant to this Agreement must be in writing and shall be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), transmitted by facsimile or delivered by courier, as follows:

     If to Buyer or Acquisition, to:

         Metallurg Holdings, Inc.
         c/o Safeguard International Partners, L.L.C.
         800 The Safeguard Building
         435 Devon Park Drive
         Wayne, Pennsylvania 19087
         Attention: Diana Wechsler Kerekes
         Telephone: (610) 254-4128
         Facsimile: (610) 293-0854

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

     If to the Company, to:

         Metallurg, Inc.
         6 East 43rd Street
         New York, New York 10017
         Attention: Eric L. Schondorf
         Telephone: (212) 835-0200
         Facsimile: (212) 687-9621

or to such other address as hereafter shall be furnished by any of the parties hereto to the other parties hereto.

     (b) All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.2 shall, whether sent by mail, facsimile or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Either party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this Section 12.2, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in New York or Pennsylvania are authorized or obligated to close under the applicable laws.

     12.3 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No waiver that may be given by a party will be applicable except in the specific instance for which it is given.

     12.4 Entire Agreement. Except as set forth in any contemporaneous written instruments signed by each of the parties hereto, this Agreement sets forth the entire understanding and agreement between the parties hereto as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement (written or oral) of intent. This Agreement may not be amended, except pursuant to a written agreement executed by all of the parties.

     12.5 Assignments, Successors and No Third-Party Rights. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Buyer may assign any of its rights under this Agreement to its parent, subsidiaries of its parent or any of its Subsidiaries. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.6 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the other parties. Upon any such determination of invalidity, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     12.7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

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

     12.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.9 Definitions. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural and vice versa, unless this Agreement requires otherwise.

     12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

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